EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 33-33712 and 333-200182) and Forms S-8 (Registration Nos. 333-16377, 333-66433, 333-59694, 333-129104, 333-134256, 333-145577, 333-168586, 333-173837 and 333-181160) of IntriCon Corporation and Subsidiaries of our report dated March 6, 2015, relating to the consolidated financial statements, which appears on page 35 of this annual report on Form 10-K for the year ended December 31, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
March 6, 2015